EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this January 12, 2007, by and between Daniel Foley, an individual resident of Arvada, Colorado (the “Executive”), and Rancher Energy Corp., a Nevada corporation (the “Company”).

R E C I T A L S:

A. The Company desires to employ the Executive as its Chief Financial Officer with the responsibilities and authority as set forth in this Agreement or as determined by the Company’s President & CEO pursuant to this Agreement, and the Executive desires to be employed by the Company as its Chief Financial Officer, on the terms set forth in this Agreement.

THE PARTIES HERETO AGREE AS FOLLOWS:

1.  Employment and Duties. During the term of this Agreement, the Executive shall serve as the Company’s Chief Financial Officer, reporting to the Company’s President & CEO. Subject to the control and direction of the Company’s President & CEO, the Executive shall exercise general supervision and direction of the finance functions of the Company, as more fully set forth on Exhibit A attached hereto. The parties agree that the Executive’s service as Chief Financial Officer of the Company is a full-time position, and the Executive agrees to devote substantially all of his business time and his best efforts to the performance of his responsibilities under this Agreement; provided, however, that the devotion of time to board or committee service for non-profit corporate, civic and charitable organizations unaffiliated with the Company and the devotion of limited amounts of time to personal or family investments will not be deemed a breach of this Agreement if such activities do not interfere or conflict with the performance of the Executive’s duties hereunder. The Executive shall duly, punctually, and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter reasonably establish governing the conduct of its business or its employees. The Executive agrees to serve without additional compensation if elected or appointed to any position or office, including as a director of the Company or any subsidiary or affiliate of the Company.

2.  Compensation.

(a)  Base Salary; Withholding. The Company shall pay the Executive a base salary of $180,000 per year during the Term (as defined in Section 4), payable in arrears in accordance with the Company’s standard payroll procedures as in effect from time to time. During the Term additional increases may be made as determined in the discretion of the Company’s President & CEO. The Board shall consider the Executive’s base salary no less frequently than annually and may increase, but not decrease, the base salary. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to the Executive hereunder.

(b)  Discretionary Bonus. The Executive shall also be eligible to receive a discretionary bonus for each calendar year during the Term. For each calendar year during the Term, the Executive shall be eligible for such bonus as the Company’s Board of Directors, in its absolute discretion, may determine to be proper in light of the Executive’s performance and the Company’s performance during such calendar year and any other facts and circumstances that he may see fit to consider. The Company’s Board of Directors may condition a discretionary bonus upon the achievement of specific goals, objectives, and milestones during that calendar year that have been determined and approved by the Company’s President & CEO and Board of Directors. Whether any such goal, objective, or milestone has been achieved shall be determined by the Company’s Board of Directors acting in its good faith discretion. Unless otherwise provided in Section 5 below, that portion of the annual incentive bonus allocated to the achievement of any specific goal, objective, or milestone shall accrue only upon the actual achievement of that goal, objective, or milestone provided that the Executive remains in the employ of the Company (or an affiliate of the Company) on the date of achievement.

(c)  Stock Options. The Executive will be granted an option pursuant to the Company’s 2006 Stock Incentive Plan, effective upon the approval of the option and exercise price by the Company’s Board of Directors. The option will grant the Executive the right to purchase up to 1,000,000 shares of the Company’s common stock at a price equal to the fair market value of the Company’s common stock on the date of grant. The option will vest ratably over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of the Executive’s employment with the Company. The Company’s President & CEO may recommend to the Company’s Board of Directors other option grants to the Executive based on performance goals or Company milestones as determined by the Company’s President & CEO. Notwithstanding anything to the contrary, the Executive acknowledges and agrees that he will not be able to exercise any part of the option prior to the later of either (1) approval of the Company’s 2006 Stock Incentive Plan by the Company’s stockholders, and (2) approval of the amendment to the Company’s articles of incorporation increasing the authorized shares of common stock to at least 225,000,000 shares by the Company’s stockholders.

(d)  Vacation. The Executive shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for its senior management; provided, however, that in any event the Executive shall be entitled to a minimum of three (3) weeks annual paid vacation time.

(e)  Car Allowance and Parking. The Executive shall receive a car allowance of $400 per month, payable in arrears at the end of each month. In addition, the Company shall pay for the Executive’s parking at the Company’s principal place of business.

(f)  Other Benefits. The Executive shall be able to participate in and have the benefits of all present and future health insurance, life insurance, and profit-sharing plans, and all other plans and benefits that the Company now or in the future from time to time makes available to all of its senior management.

3.  Business Expenses. The Company shall promptly reimburse the Executive for all appropriately documented, reasonable business expenses incurred by the Executive in accordance with the Company’s policies for its senior management.

4.  Term. This Agreement shall commence on January 15, 2007 and, if not terminated earlier as herein provided, shall expire on December 31, 2009 the (“Term”). Notwithstanding any expiration of this Agreement: (i) the Company’s severance and benefit obligations set forth in Sections 5, 7, 8 and 10 with respect to any termination of the Executive’s employment occurring prior to such expiration shall continue in full force and effect until such obligations are paid or provided in full as provided in those Sections, and (ii) the Company’s indemnification obligations under Section 11 shall continue indefinitely.

5.  Termination by the Company Without Cause. The Company may, by delivering written notice to the Executive, terminate this Agreement and the Executive’s employment at any time and for any reason without Cause (as “Cause” is defined in Section 6 below), or for no reason, by paying to the Executive:

(i)  the Executive’s base salary accrued through the date of termination payable upon termination,

(ii)  any and all accrued vacation pay, and accrued benefits through the date of termination payable upon termination,

(iii)  the Executive’s base salary at the rate in effect on the date of notice of termination for a period of six months thereafter. Payments to the Executive pursuant to this Section 5(iii) and payments to the Executive pursuant to Sections 10(a) and 10(b) shall be conditioned upon the Company receiving a release from the Executive (or his representative) of any and all claims that the Executive and his representative may have against the Company and its agents, including its officers, directors, employees, and attorneys, in a form provided by the Company. During any period in which the Executive is receiving payments from the Company pursuant to this Agreement, the Executive shall not engage in, directly or indirectly, any business in any territory in which the Company conducts business that is competitive with the Company’s business operations, nor shall the Executive solicit any employee or customer of the Company to terminate their relationship with the Company.

6.  Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment at any time if such termination is for “Cause”, as defined below, by delivering to the Executive written notice of termination supported by a reasonably detailed statement of the relevant facts and reason for termination and such termination shall be effective immediately upon delivery of such notice to the Executive. In the event of such termination, the Company shall pay the Executive, no later than ten (10) days following the date of termination, a lump sum equal to the Executive’s accrued base salary through the date of termination, and any and all accrued vacation pay, and accrued benefits through the date of termination, but no accrued bonus under Section 2(b) or 2(c) above. For purposes of this Agreement, “Cause” shall exist if (i) the Executive has committed an act of embezzlement, fraud, or theft with respect to the property of the Company, (ii) disregarded the rules of the Company so as to cause material loss, damage, or injury to, or otherwise to materially endanger, the Company’s property, business ,or employees, (iii) the Executive has abused alcohol or drugs on the job or in a manner affecting his job performance, (iv) the Executive has been found guilty of or has plead nolo contendere to the commission of a felony offense or a misdemeanor offense involving moral turpitude, (v) the Executive has breached this Agreement or has failed to perform the Executive’s duties under this Agreement, including by reason of the Executive’s failure to execute the directives of the Company’s President & CEO, or (vi) the Executive’s actions or inactions have caused or are reasonably likely to cause material loss, injury, or damage to, the Company’s property, business, or employees. Notwithstanding the foregoing sentence, in the event that a failure occurs under clause (v) or (vi) of the foregoing sentence, “Cause” shall not exist if the failure is the result of the Executive’s unwillingness to execute any act that would constitute a violation of existing law, regulation, or rule applicable to Company or the Executive, or if the failure is the result of an act of a party or an intervening event outside of the Executive’s authority or control.

7.  Termination for Good Reason.

(a)  Definition of “Good Reason”. “Good Reason” shall mean any of the following conditions or events:

(i)  The consistent assignment of the Executive for a period greater than one month to duties inconsistent with the duties or responsibilities set forth herein;

(ii)  A reduction by the Company in the Executive’s base salary;

(iii)  Any failure by the Company to continue in effect for the Executive any material benefit available to the Executive pursuant to this Agreement without providing a substitute benefit; or

(iv)  Any material breach by the Company of this Agreement that is not cured within thirty (30) days of notice thereof by the Executive to the Company.

(b)  Consequences of Termination for Good Reason. The Executive may terminate this Agreement and the Executive’s employment for Good Reason at any time upon providing written notice of termination to the Company, and such termination shall be effective immediately upon such notice. In the event of termination by the Executive of this Agreement for Good Reason, the Executive shall be entitled to receive those payments and benefits provided under Section 5 of this Agreement.

8.  Voluntary Termination by the Executive. In the absence of Good Reason, the Executive may terminate this Agreement and the Executive’s employment at any time for any reason or no reason upon delivering ninety (90) days’ prior written notice to the Company, and no later than the date of termination, the Company shall pay the Executive a lump sum equal to his accrued base salary through the date of termination, and any and all accrued vacation pay, accrued bonuses and accrued benefits through the date of termination, but no accrued bonus under Section 2(b) or 2(c) above.

9.  No Termination by Merger; Transfer of Assets, or Dissolution. This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company or the transfer of all or substantially all the assets of the Company or the merger of the Company with or into another entity.

10.  Termination by Death or Disability.

(a)  Death. This Agreement shall terminate immediately in the event of the death of the Executive during the term hereof, and the Company, within ten (10) days of receiving notice of such death, shall pay the Executive’s estate all salary due or accrued as of the date of his death, and any and all accrued vacation pay and accrued benefits as of the date of death. Any bonus to be paid to the Executive will be prorated to reflect the time during the year that the Executive was employed with the Company. All bonuses, whether annual or otherwise, that would have been payable during the year of the Executive’s death shall be paid the following year as promptly as the amount of such prorated bonus can be determined.

(b)  Disability. In the event of mental or physical Disability (as defined below) of the Executive during the term hereof, the Company may terminate this Agreement and the Executive’s employment immediately upon written notice to the Executive, and the Company, within ten (10) days following the notice of termination for Disability, shall pay the Executive all salary due or accrued as of the date of such termination, and any and all accrued vacation pay and accrued benefits as of the date of termination. Any bonus to be paid to the Executive will be prorated to reflect the time during the year that the Executive was employed with the Company. All bonuses, whether annual or otherwise, that would have been payable for the year of termination shall be paid the following year as promptly as the amount of such prorated bonus can be determined. For purposes of this Agreement, “Disability” shall mean a physical or mental condition, verified by a Colorado-licensed physician designated by the Company, which prevents the Executive from carrying out one or more of the material aspects of his assigned duties for at least ninety (90) consecutive days.

11.  Indemnification. As an employee, officer, and agent of the Company, the Executive shall be fully indemnified by the Company to the fullest extent permitted by applicable law.

12.  Confidential Information. The Executive hereby agrees to comply with any and all of the Company’s policies and procedures for the protection of Confidential Information (defined below) and, except as required by the nature of the Executive’s duties for the Company or with the prior written approval of the Board, the Executive will not, during the Term or thereafter, reveal, divulge or otherwise disclose, directly or indirectly in any manner or through any form of ownership, any Confidential Information of the Company. Without in any way limiting the foregoing, the Executive hereby agrees not to disclose Confidential Information to the public through any electronic or quasi-electronic means, including, without limitation, through web page postings, chat rooms or other venues related to the Internet environment. Notwithstanding the foregoing, the prohibition contained in this Section 12 shall not apply to any disclosure of Confidential Information made by the Executive pursuant to a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, provided the Executive has given the Company reasonable notice of such order or subpoena in order to provide the Company with the opportunity to protect its interests.

The term “Confidential Information” shall mean any and all information of a proprietary nature relating to the business of the Company or any of its affiliates, regardless of whether such information would otherwise be regarded or legally considered “confidential” and without regard to whether such information constitutes a trade secret under applicable law or is separately protectable at law or in equity as a trade secret. Notwithstanding the foregoing, “Confidential Information” shall include all of the following: all data bases, sales and marketing information; the names, addresses, telephone numbers, contact persons and other identifying information related to any business, client, or account of the Company; all compilations and lists of clients or accounts; any information with respect to products and services provided by the Company to any clients or accounts; terms and provisions of any contract or other agreement to which the Company is a party or by which it is bound; any rates or other pricing information related to the products and services provided by the Company to any client or account; any and all information related to any supplier of the Company, including the terms and provisions of any contract or other agreement with any such supplier; all business records and personal data relating to the employees of the Company, including compensation arrangements with such employees; any information contained in any confidential documents prepared by or on behalf of the Company; any and all financial information related to the Company or any of its businesses not yet publicly available; the existence, specifications, components, methodologies or elements of any and all inventions, discoveries, improvements, creations, formulae, processes, methods, recipes, works or ideas, whether or not the same are patentable or copyrightable, that any employee of the Company has conceived or made or may conceive or make during any period of employment with the Company and that are in any way directly connected with Company or its business; any trade secrets, know-how or confidential information used, disclosed, learned, or obtained by the Executive during the course of his employment with the Company; and any information related to any business system, program, or report (whether or not computerized) used or developed by the Company. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) is or becomes generally known to the public through no fault of the Executive, (B) is supplied to the Executive by a third party under no restriction as to disclosure, or (C) is developed by the Executive after termination of this Agreement without the use of any Confidential Information.

13.  Creations.

(a)  The Executive hereby agrees that (i) all Creations (defined below) and other works created by the Executive or under the Company’s direction in connection with its business, whether or not the same are patentable or copyrightable, are “works made for hire” and shall be the sole and exclusive property of the Company; (ii) any and all copyrights, trademarks or patents to such Creations or other works shall belong to the Company; and (iii) the Executive shall execute all documents that may be necessary in order to convey or to assign to the Company any rights he may have in such Creations or other works. To the extent such Creations or other works are not deemed to be “works made for hire”, the Executive hereby assigns all proprietary rights, including copyright, in such Creations or other works to the Company without further compensation.

(b)  The Executive further agrees (i) to disclose promptly to the Company all such Creations that the Executive has made or may make solely, jointly or commonly with others; (ii) to assign all such Creations to the Company; and (iii) to execute and to deliver to the Company any and all applications, assignments, or other instruments that the Company may deem necessary in order to enable it to apply for, to prosecute and to obtain copyrights, patents or other proprietary rights with respect to such Creations or in order to transfer to the Company any and all right, title, and interest in such Creations.

(c)  “Creations” means and includes any and all inventions, discoveries, improvements, creations, formulae, processes, methods, recipes, works or ideas, whether or not the same are patentable or copyrightable, that any employee of the Company has conceived or made or may conceive or make during any period of employment with the Company and that are in any way directly connected with Company or its business.

14.  Ownership and Return of Company Documents and Equipment. All equipment, materials, files, customer lists, catalogs, price lists, management reports, memoranda, research, forms, financial data, reports and tapes, and all other written or recorded data and/or information in whatever form (collectively, “Materials”) that may be used by, or made available to, the Executive during his employment hereunder are and shall remain the sole property of the Company. Promptly upon the termination of this Agreement or the Executive’s employment with the Company, the Executive agrees to deliver promptly to the Company all Materials of or relating to the Company (including all copies of the foregoing) that are in his possession or control.

15.  Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators, and heirs; provided, however, that the Executive may not delegate any of the Executive’s duties under this Agreement.

16.  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

17.  The Executive’s Prior Employment. The Executive represents to the Company that the Executive is not bound by the terms of any non-competition, non-solicitation, or confidentiality agreement, and that he can perform his assigned duties for the Company without reference to any such agreement.

18.  Miscellaneous.

(a)  Complete Agreement. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other prior or contemporaneous agreements between the parties which relate to the subject matter contained in this Agreement.

(b)  Modification; Amendment; Waiver. No modification or amendment of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

(c)  Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado without regard to any such laws relating to choice or conflict of laws.

(d)  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)  Mediation; Waiver of Jury Trial. Any dispute arising out of or relating to this Agreement that cannot be settled by good faith negotiation between the parties will be submitted to a mediator for non-binding mediation in Denver, Colorado. If complete agreement cannot be reached within 30 days of submission to mediation, either party may commence litigation in any court of competent jurisdiction, state or federal, located in Denver, Colorado. THE PARTIES HERETO WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

(f)  Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing, as the case may be, to the respective persons named below:

If to the Company:	Rancher Energy Corp.
999 18th Street, Suite 1740
Denver, Colorado 80202
Attention: President & CEO

If to the Executive:	Daniel Foley
999 18th Street, Suite 1740
Denver, Colorado 80202

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

THE COMPANY:	Rancher Energy Corp.,
a Nevada corporation

	By:	/s/ John Works
John Works
President & CEO

THE EXECUTIVE:	By:	/s/ Daniel Foley
Daniel Foley

Exhibit A
Duties of the Executive

Chief Financial Officer

OVERALL RESPONSIBILITIES

Works with Chief Executive Officer to establish major economic/financial objectives and policies for the company

Responsible for the management, finance, accounting, treasury, capital markets, and planning function

Provides strategic financial input and leadership on decision-making issues affecting the corporation

Reviews financial data to analyze revenue trends and expenses, makes projections, and suggests strategies where appropriate

Oversees all internal and external financial reporting, which includes, reviewing and all quarterly and annual SEC filings; preparing, analyzing and forecasting monthly, quarterly and annual operating budgets; and reviewing operating results with executive management

Oversees a proper system of internal controls including evaluating and implementing policies, procedures and standards and compliance with Sarbanes-Oxley certification requirements

Oversees the coordination of the external audit

Participates in the evaluation and implementation of multiple accounting systems and ancillary systems

Completes special projects and/or requests of executive management